EXHIBIT 99.2
NEWS

FOR IMMEDIATE RELEASE	Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914

Solutia Provides Update on Nylon Strategic Alternatives Process;
Implements Nylon Restructuring Plan

ST. LOUIS – November 21, 2008 – Solutia Inc. (NYSE: SOA) today announced that it is restructuring its Nylon business, consistent with its overall process of exploring strategic alternatives for the business.
“The Nylon strategic alternatives process is moving forward as planned, and we continue to make progress on transactional scenarios that would result in the disposition of these assets,” said Jeffry N. Quinn, chairman, president and CEO of Solutia Inc.  “In the mean time, we are implementing a restructuring plan to position the business for today’s dynamic economic environment.  This plan will result in an annualized fixed cost reduction of approximately $40 million, or 10%, across the Nylon business.”
Solutia announced on June 30, 2008, that it is exploring strategic alternatives for its Nylon business, including a possible sale.  Effective with the third quarter of 2008, the company began reporting results from its Nylon segment as discontinued operations.
“In recent years we have matched our manufacturing output and inventory levels with the very strong demand present across the nylon markets,” said Jim Voss, senior vice president of Solutia Inc. and president of the Nylon business.  “However, in the last several weeks, demand has declined significantly for nylon intermediate chemicals, fibers and resins.  Therefore we are taking necessary actions to align our production and inventories with the current economic environment.”

The key component of the restructuring plan is to temporarily decrease production throughout the Nylon chain – from intermediate chemicals to fibers and resins.  “We anticipate that this will be a temporary situation, and we will bring these assets back to more normal operating rates as inventories decline and demand returns,” added Voss.  “We are meeting our customer commitments and will continue to do so going forward.”
Additional components of the restructuring plan include a business-wide cost-reduction program as well as the permanent shutdown of significant bulk continuous filament (BCF) carpet fiber assets at the plant in Greenwood, SC.  These assets had already been idled earlier this month.
“This action is consistent with our transformation strategy for the Nylon business over the past three years,” said Voss.  “We have now removed nearly all of our dependence on the declining North American carpet fiber market, and are better able to focus our resources on serving the diversified global market for nylon resins and compounds.  Our nylon resins and compounds are still the materials of choice in their respective applications, and we anticipate that demand will rebound and demonstrate the long-term viability of this business.”
The financial impact of the restructuring plan includes cash outflows related to the workforce reductions of approximately $5 million total anticipated in the fourth quarter of 2008 and the first quarter of 2009.  In addition, the non-cash charge from the permanent closure of the Greenwood assets is approximately $4 million, and will occur in the fourth quarter of 2008.

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Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates,” “estimated,” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current beliefs, expectations and assumptions about the industries in which Solutia operates.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; high-performance nylon polymers and fibers sold under brands such as Vydyne® and Wear-Dated®; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 6,000 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
11/21/08